EXHIBIT 99.1

RE:	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 NasdaqNM: DDIC

For Further Information:
AT THE COMPANY:	AT FRB:
Joe Gisch	Jill Fukuhara	Lasse Glassen
Chief Financial Officer	Investor/Analyst Information	General Information
(714) 688-7200	(310) 407-6539	(310) 407-6517
	jfukuhara@financialrelationsboard.com	lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
October 8, 2004

DDI CORP. ANNOUNCES OPERATIONAL REALIGNMENT

ANAHEIM, CA, October 8, 2004 – DDi Corp. (Nasdaq: DDIC), a leading provider of technologically advanced engineering and manufacturing services today announced that it has taken further steps to lower the cost structure of its manufacturing operations.

Chief Executive Officer Bruce McMaster stated, “As another step in the continuing effort to reduce our overall costs, we are transfering a portion of our customer orders from our Milpitas manufacturing facility to DDi facilities in Toronto and Virginia which have lower production costs. We are able to make this shift in work among our facilities due to our centralized work allocation system, which we have been developing over the past year. This system provides us with enhanced visibility into the work mix at our factories. Through this shift, we are aligning work — in this case standard lead time, medium technology orders – with the factories best suited for that work. We expect to complete the realignment within the next several days. Our Milpitas facility will continue to focus on its core competency — high technology, quickturn prototype fabrication.”

The action by the company will result in a workforce reduction of up to 175 employees at DDi Corp.’s Milpitas manufacturing facility, partially offset by the expected addition of a small number of employees across DDi’s other facilities. The net headcount reduction comprises approximately 7% of DDi Corp.’s worldwide workforce. Following the restructuring, the Company, as a whole, will continue to employ more than 1,800 people. As a result of the workforce reduction, DDi Corp. expects a cash restructuring charge of approximately $1 million to be incurred in the fourth quarter of 2004 and to realize annualized cost savings of between $6 and $7 million.

McMaster concluded, “In light of the economic realities of our business, we believe that this action was required to remain strong in a very competitive global marketplace.”

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FRB serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

DDi Corp.

About DDi Corp.

DDi is a leading provider of time-critical, technologically advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis, from its facilities located across North America and in England.

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; our ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in our cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

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